UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2013

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On November 18, 2013, SFX Entertainment, Inc., a Delaware corporation (the “Company”), completed its acquisition (the “i-Motion Acquisition”) of 100% of the ownership interests in i-Motion GmbH Events & Communication, a German limited liability company (“i-Motion”), pursuant to the Amendment Agreement relating to the Share Purchase Agreement, dated November 18, 2013 (such amendment, together with the July 16 Share Purchase Agreement (as defined below), the “i-Motion Purchase Agreement”), by and among i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co KG, a German limited partnership, i-Motion and the additional parties thereto.  i-Motion is a leading promoter and producer of electronic music culture, or EMC, festivals and events in Europe with key brands including Ruhr-in-Love, Mayday and Nature One, one of Germany’s largest open-air EMC festivals.  In connection with the i-Motion Acquisition, the Company previously entered into a share purchase agreement on July 16, 2013 (the “July 16 Share Purchase Agreement”).

Pursuant to the i-Motion Purchase Agreement, the consideration transferred at closing consisted of a cash payment of approximately $16.4 million and the issuance to the sellers of i-Motion of an aggregate of 409,357 shares of common stock of the Company.

In addition, the sellers of i-Motion will be entitled to receive a cash earn-out payment in 2014 and 2015  in an amount equal to $1.0 million (or, if greater, the U.S. dollar equivalent of €0.79 million based on the exchange rate on the business day prior to the due date of the earn-out payment) if the EBITDA of i-Motion for either or both of the fiscal years ending on December 31, 2013 and December 31, 2014 exceeds the lesser of $4.0 million, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3.15 million.

In relation to the consideration paid at closing and the potential earn-out, the Company provided the sellers of i-Motion price protection for Euro/United States Dollar exchange rates below 0.7874, and if the sellers realize a loss during the 30-day period after the one-year lock-up period, the Company will guarantee the value of the shares of stock consideration up to $4.0 million (which is equal to approximately $9.77 per share) (or if, greater, the U.S. dollar equivalent of €3.2 million).

The i-Motion Purchase Agreement contains customary representations, warranties and covenants.

The foregoing description of the i-Motion Purchase Agreement (including the description of the consideration paid and payable in connection with the i-Motion Acquisition) and the July 16 Share Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The description of the i-Motion Purchase Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 3.02              Unregistered Sale of Securities

The information regarding the issuance of shares of common stock set forth in Item 1.01 above is incorporated herein by reference.  The shares of common stock issued in the i-Motion Acquisition were offered and sold in reliance upon the exemption from registration provided by Section 4(2) under the United States Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of shares of common stock to the sellers of i-Motion, as a portion of the consideration for the i-Motion Acquisition, is a privately negotiated transaction with the sellers of i-Motion and did not involve a general solicitation.  The certificates representing the shares of common stock to be issued in connection with the i-Motion Acquisition will contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration statement that has become effective under the Securities Act or pursuant to an exemption from such registration.  Following the issuance of such shares, the Company has issued and outstanding 87,246,818 shares of common stock.

Item 7.01              Regulation FD Disclosure

On November 19, 2013, the Company issued the press release attached hereto as Exhibit 99.1 announcing, among other things, the closing of the i-Motion Acquisition, on the terms and subject to the conditions set forth in the i-Motion Purchase Agreement. The press release attached to this Current Report on Form 8-K as Exhibit 99.1 is incorporated herein by reference.

The information in this Item 7.01, including the information attached hereto as Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD. Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1*	Press release, dated November 19, 2013

*          Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERATINMENT, INC.

Date: November 19, 2013	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director